Houston American Energy Announces Funding and Completion of Acquisition of Acreage In New San Andres Drilling Program

Houston, TX – September 20, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today announced that it has secured funding to complete its previously announced agreement to acquire a 20% interest in a 5,871 gross acre block in the San Andres formation located in the Northern Shelf of the Permian Basin. With the funding and completion of the acquisition, the company has increased its gross acreage position in the Permian Basin while also securing participation rights in an area of mutual interest, including the acquired acreage position, covering 20,367 gross acres.

Funding was provided in the form of a loan, with warrants, from the company’s Chief Executive Officer and a principal shareholder.

Jim Schoonover, CEO of Houston American Energy, stated, “As evidenced by my commitment and that of our principal shareholder to provide financing for this acquisition, we are excited about the potential of this new acreage position. Based on conversations with the operator, we expect drilling of an initial well on the acreage to commence by year-end 2019.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the timing of drilling an initial well and the ultimate results of drilling operations on the acquired acreage. The timing and results of drilling operations and our ability to grow production, revenues, reserves and shareholder value are subject to numerous risk factors, including our ability to finance our share of drilling and development costs, potential fluctuations in energy prices and third party costs, rates of decline of production, and ultimate performance of wells, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.